Exhibit 3.1

    CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
INTEGRATED DEVICE TECHNOLOGY, INC.

    Integrated Device Technology, Inc. a Delaware corporation, does hereby certify that the following amendment to the corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

    Article 4, Section 4.1 of the Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

    Section 4.1  This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000), of which Three Hundred Fifty Million (350,000,000) shall be Common Stock with a par value of $.001 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $.001 per share.

    IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officers this 22nd day of September, 2000.

INTEGRATED DEVICE TECHNOLOGY, INC.
By:
Jerry G. Taylor, President and CEO
ATTEST:
Jerry G. Fielder, Secretary